AMENDMENT

This Amendment (the “Amendment”) to the Agreement dated April 7, 2008 (the “Agreement”) by and between Timeline, Inc. (“Assignor”) and Acacia Patent Acquisition LLC (“APAC”) (collectively referred to herein as the “Parties”) is effective as of the date on which the last Party executes this Amendment below (the “Amendment Date”). Capitalized terms used herein shall have the same meaning as those terms defined in the Agreement.

BACKGROUND

WHEREAS, the Parties entered into the Agreement for the purpose of the transfer of ownership and assignment of the Patents from Assignor to APAC; and

WHEREAS, both Assignor and APAC desire to amend the Agreement as detailed herein.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, Assignor and APAC agree as follows:

1.	Refer to Section 1.2 of the Agreement, remove the existing language and replace with the following language:

“Investigation Period. Assignor acknowledges and agrees that APAC shall undertake and perform a due diligence investigation of the Patents during the period of up to sixty (60) days following the Effective Date (the “Investigation Period”) for the purpose of forming its conclusions regarding the investigation of the Patents. In consideration of APAC’s due diligence investigation of the Patents, Assignor agrees that, during the Investigation Period and for the period up and until the completion of the Shareholder Approval process as set forth in Section 1.5, Assignor shall not discuss, negotiate or pursue with any third parties any offers or proposals with respect to or otherwise relating to any of the Patents. Assignor agrees to cooperate with APAC and to promptly provide to APAC any reasonably requested information regarding the Patents, including prompt delivery for receipt by APAC no later than seven (7) days following the Effective Date of a copy of the complete prosecution history of each of the Patents (each a “File History”) and copies of all files, information and documents in Assignor’s possession or control relating to the Patents. In the event that (i) any of the File Histories or (ii) any of the files, information and documents relating to the Patents are not delivered to APAC within the seven (7) day period following the Effective Date, the Investigation Period shall be automatically extended by the greater of the number of days for which (i) the last of the File Histories or (ii) any files, information and documents relating to the Patents is delayed. The Investigation Period will commence on the Effective Date and conclude on the earlier of: (a) sixty (60) calendar days following, but not including, the Effective Date, subject to the extensions set forth in this Section 1.2; or (b) such time as APAC transmits written notice to Assignor of its conclusion regarding the investigation of the Patents. APAC shall transmit timely written notice to Assignor or its conclusions regarding the investigation of the Patents no later than (1) the conclusion of the Investigation Period as detailed in subsection (a) above; or (2) fifteen (15) days after notification by Assignor to APAC regarding the Shareholder Approval process, whichever is later.”

2.	Refer to Section 1.5 of the Agreement, remove the existing language and replace with the following language:

“Shareholder Approval. APAC acknowledges and agrees that Assignor’s obligations under this Agreement to assign, convey, transfer and sell to APAC the entire right, title, and interest in and to the Patents, is subject to obtaining the approval of at least a majority of the shareholders of issued and outstanding shares of Assignor common stock (“Shareholder Approval”). Promptly following execution of this Agreement, Assignor shall prepare a proxy statement for the solicitation of approval of the shareholders of Assignor of this Agreement and the transfer of the Patents. APAC will cooperate with Assignor and shall provide such information about APAC as Assignor shall reasonably request or as required by the SEC and as necessary for completion of the proxy statement. Such Shareholder Approval will be obtained within ninety (90) days following the Effective Date of this Agreement. In the event the Shareholder Approval process takes longer than ninety (90) days, APAC shall have the sole and absolute right to terminate this Agreement without any obligations or liability to Assignor.”

3.	Except as expressly set forth herein, no other terms and conditions of the Agreement are amended or modified and any surviving terms of the Agreement remain fully binding and enforceable.

4.	This Amendment may be executed in several counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument. A faxed copy of a signature page shall be considered an original for purposes of this Amendment. This Amendment, together with the Agreement, constitutes the entire understanding of the parties with respect to its subject matter and may not be modified or amended, except in writing by the Parties.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the Amendment Date.

Timeline, Inc.	ACACIA PATENT ACQUISITION LLC
By: /s/ Charles Osenbaugh	By: /s/ Dooyong Lee

Print Name: Charles Osenbaugh Title: President Date: May 12, 2008	Print Name: Dooyong Lee Title: Executive Vice President Date: May 16, 2008